Issuer Free Writing Prospectus dated June 8, 2022

Filed Pursuant to Rule 433

Registration No. 333-264735

FG FINANCIAL GROUP INC.

Common Stock: FGF
8% Preferred: FGFPP

June 2022

The FG® logo is a registered trademark of Fundamental Global®

SAFE HARBOR

This filing contains forward-looking statements that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this filing, including statements regarding FG Financial Group, Inc.'s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "hope," "intend," "may," "might," "objective," "ongoing," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled "Risk Factors" and elsewhere in the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the "SEC") on May 6, 2022 by FG Financial Group, Inc. (Registration No. 333-264735) (the "registration statement"). The forward-looking statements made in this filing relate only to events as of the date on which the statements are made. FG Financial Group, Inc. undertakes no obligation to update any forward-looking statements made in this filing to reflect events or circumstances after the date of this filing or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. Please refer to the section of the prospectus titled "Cautionary Statement Regarding Forward Looking Statements" for more information.

SAFE HARBOR

FG Financial Group, Inc. has filed a registration statement (including a prospectus) for the offering of shares of its Common Stock to which this communication relates. Before you invest, you should read the prospectus in the registration statement (Registration No. 333-264735) and other documents FG Financial Group, Inc. has filed with the SEC for more complete information about FG Financial Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Copies of the prospectus may also be obtained from ThinkEquity LLC, Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone (877) 436-3673, or email: prospectus@think-equity.com.

This communication shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related base prospectus. The information which appears on our website at https://www.fgfinancial.com and our social media sites, including, but not limited to, Facebook and Instagram, is not part of this filing.

IT ALL STARTS WITH A CAPITAL ALLOCATION PHILOSOPHY.

"*Grow intrinsic value* per share with a *long-term focus* using *fundamental research,* allocating capital to *asymmetric risk/reward* opportunities."

FG Financial Group is a ***reinsurance and investment management holding company*** focused on opportunistic collateralized and loss capped reinsurance, while allocating capital in partnership with Fundamental Global® to SPAC and SPAC sponsor-related businesses.

INVESTMENT HIGHLIGHTS

Growing Reinsurance and FG SPAC Platform with experienced management team

- **Attractive financial model** – opportunistic reinsurance and SPAC platform
- Reinsurance team led by **experienced reinsurance executives**
- A hard reinsurance market – with a number of other catalysts – is putting further **upward pressure on reinsurance rates**
- FG SPAC Platform with compelling **asymmetric risk/reward dynamics**
- Experienced management team – **significant value created in multiple public companies**
- **Two de-SPACs** and the **IPO of two SPAC Platform Sponsors**

FOCUSED CAPITAL ALLOCATORS

Transition to capital allocation model focused on asymmetric risk/reward opportunities

RESTRUCTURE 2019

Completed Sale of P&C insurance operations

Announced new business strategy

FOCUS 2020

New CEO Larry Swets

Name Change to FG Financial Group, Inc.

Launched Reinsurance Business

Funded FG Special Situations Fund

First SPAC: FG New America Acquisition Corp.

GROW 2021

Launched FG SPAC Platform

de-SPAC Completed: FG New America Acquisition Corp. merged with OppFi (leading FinTech firm)

de-SPAC Completed: Aldel Financial merged with Hagerty (leading specialty insurer)

Second Reinsurance Contract

GROW 2022

Continue to grow FG SPAC Platform:

- **SPAC IPO Completed:** FG Merger Corp.
- **SPAC IPO Completed:** FG Acquisition Corp.

Launch SPAC D&O Insurance Business

Continue to grow reinsurance business

FG FINANCIAL GROUP TEAM

Led by experienced capital allocators and operators in both public and private markets



KYLE CERMINARA, CFA
Executive Chairman

- Co-Founder and CEO of Fundamental Global (FG)
- Former Buyside at T. Rowe Price, Point72 and Highside
- *Institutional Investor Magazine* "Best of the Buyside" for the financial services sector in 2006



LARRY G. SWETS, JR., CFA
Chief Executive Officer

- Founded Itasca Financial and sold to Kingsway Financial Services, where he became CEO
- SPAC Merchant Banker with public company executive and board experience including GreenFirst Forest Products, FG Financial Group and Limbach Holdings



JOE MOGLIA
Senior Advisor

- Former Chairman and CEO of TD Ameritrade and former executive at Merrill Lynch
- Grew TD Ameritrade from $700 million market cap to $20 billion+ market cap and sold to Charles Schwab
- Chair of Athletics and Former Head Football Coach at Coastal Carolina University
- Co-Founder of Fundamental Global (FG)

FG FINANCIAL GROUP STRATEGY

We look at the business from a long-term (5-10 years) vantage point

1. Write opportunistic reinsurance
2. Become a leading SPAC Platform
3. Grow assets under management

FG REINSURANCE PLATFORM

Conservative capital allocation philosophy to drive value

- Focus on reinsurance contracts with unique risk/reward characteristics
- Capital allocation mindset enables us to be patient
- Risk management through experienced underwriting of fully collateralized and loss capped reinsurance
- Complementary to FG SPAC Platform

FG REINSURANCE PLATFORM

Six contracts written and cultivating options for additional contracts

- Led by experienced reinsurance team
- Six reinsurance contracts written
- Contracts include quota shares with an independent specialist insurance and reinsurance syndicate at Lloyd's and a leading Insurtech carrier


FG Reinsurance Ltd
Cayman - Class B (iii) Insurer
Funds At Lloyd's
"FAL" (2 contracts)
Insurtech Carrier
(2 contracts)
US Homeowners
US Property Cat
Future Contracts

SPAC D&O LIABILITY OPPORTUNITY

Representative of how team evaluates capital allocation opportunities

- Disruption in SPAC D&O insurance market has created immediate opportunity
- Longer-term potential in small-cap and micro-cap company D&O insurance
- Risk Retention Group (RRG) being formed
- Reinsurance risk of RRG looks compelling
- Leverages our understanding of SPACs
- Evaluating capital commitment

FG SPAC PLATFORM

FG SPAC Platform reshapes how private companies become public

- Compelling asymmetric risk/reward opportunities
- Flagship SPACs and Partner SPACs[1]
- Turnkey solutions for Partner SPACs
- Alignment of interests alongside our partners
- Two de-SPACs and two SPAC Sponsor IPOs
  - FG New America Acquisition Corp. (now OppFi following de-SPAC)
  - Aldel Financial (now Hagerty following de-SPAC)
  - FG Merger Corp. IPO in Q1 2022
  - FG Acquisition Corp. IPO in Q1 2022

1. FG related entity is primary sponsor on Flagship SPACs and co-sponsor on Partner SPACs

FG

ALL SPACS ARE NOT CREATED EQUAL

Well-structured SPACs sponsored and supported by **proven business builders** should remain a vital component of the capital markets

- 15 YEARS SPAC-SPECIFIC EXPERIENCE
- de-SPAC TRANSACTION EXPERIENCE
- PUBLIC COMPANY EXPERIENCE: CHAIRMAN/ DIRECTOR, CEO, CFO
- NUMEROUS CAPITAL RAISES & ACCESS TO RISK CAPITAL
- DEAL FLOW & DUE DILIGENCE SUPPORT
- DECADES OF INVESTMENT MANAGEMENT EXPERIENCE

Deep domain experience across critical points in the process maximizes SPAC success

FG

CURRENT DE-SPACS

FG New America Acquisition Corp. now operates as OppFi, Inc.

(NYSE: OPFI)

Business Combination Agreement with OppFi closed on 7.20.2021

OppFi's Class A common stock and warrants began trading on the NYSE under the ticker symbols "OPFI" and "OPFI WS," respectively, on 7.21.2021

FG Financial Group Owns:*

861,690 Class A Common Shares

358,419 Class A Warrants

Aldel Financial Inc. now operates as Hagerty

(NYSE: HGTY)

Business Combination Agreement with Hagerty, including $704 million PIPE, closed on 12.2.2021

Hagerty's Class A common stock and warrants began trading on the NYSE under the ticker symbols "HGTY" and "HGTY WS," respectively, on12.3.2021

FG Financial Group Owns:*

533,000 Shares

321,000 $15 Warrants

* Approximate exposure through subsidiaries

FG SPAC PLATFORM SPONSOR IPOS

FG Merger Corp.

(Nasdaq: FGMCU)

FG Merger Corp. completed an $80.5M IPO in March 2022

FG Financial Group Owns:*

820,000 Common Shares

989,000 $11.50 Warrants

85,000 $15 Warrants

FG Acquisition Corp.

(TSX: FGAA.V)

FG Acquisition Corp. completed a $115M IPO in Canada in April 2022

FG Financial Group Owns:*

819,000 Common Shares
1,400,000 $11.50 Warrants
440,000 $15 Warrants

AND[1]

Either:
- 1,600,000 $11.50 Warrants
- OR
- $2M Cash

OR

A Combination of the Two

* Approximate exposure through subsidiaries

[1] Based on certain adjustment provisions and the level of redemptions of FG Acquisition Corp.'s publicly traded warrants at the time of a merger.

SECURITIES INFORMATION

Common Stock: FGF*

Shares Issued & Outstanding	6,528,001
Unvested RSUs/Options	263,859
Equity Award Agreement	370,000
Fully Diluted Shares	7,161,860
Float	2,935,524

Preferred Stock: FGFPP

8.00%

Cumulative Preferred, Series A

Shares Outstanding

894,580*

Par Value

$25.00

*Data as of June 6, 2022

INVESTMENT HIGHLIGHTS

Growing Reinsurance and FG SPAC Platform with experienced management team

- **Attractive financial model** – opportunistic reinsurance and SPAC platform
- Reinsurance team led by **experienced reinsurance executives**
- A hard reinsurance market – with a number of other catalysts – is putting further **upward pressure on reinsurance rates**
- FG SPAC platform with compelling **asymmetric risk/reward dynamics**
- Experienced management team – **significant value created in multiple public companies**
- **Two de-SPACs** and the **IPO of two SPAC Platform Sponsors**

FG